Exhibit 20


                                FARREL NEWS


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Farrel Corporation                      FOR IMMEDIATE RELEASE
25 Main Street                          CONTACT:  PETER L. HESS
Ansonia, CT  06401                      TELEPHONE: (203) 736-5501
(203) 736-5500


ANSONIA, CONNECTICUT, June 18, 1997 - Farrel Corporation today announced that unionized workers at its Ansonia and Derby, Connecticut, assembly, repair, and warehouse facilities are on strike. The Company's Agreement with Local 3571 of the United Steelworkers of America expired on June 16, 1997, and the Company and the Union had not reached agreement on the terms of a new contract. Negotiations will continue during the strike.

During the strike, Farrel will use all available means to meet its obligations to its customers. It is not anticipated that the strike will adversely affect the Company's ability to meet those obligations.
However, the Company cannot predict the effect the strike might have on its financial results.